Exhibit 99.1

May 13, 2005 -- Net1 UEPS Technologies, Inc. (“Net1” or the “Company”) Announces Third Quarter
Results for Fiscal 2005

Net1 today announced results for the third quarter of fiscal 2005.

GAAP Results
Net1 reported third quarter and year to date revenues of $45.7 million and $134.9 million, respectively, compared to $36.3 million and $91.5 million, respectively, in the prior year periods. This represents a 26% increase over the corresponding quarter in fiscal 2004 and a 47% increase for the nine months ended March 31. Assuming a constant exchange rate, the growth rate was 11% and 30%, respectively. Third quarter and year to date net income was $12.0 million and $34.4 million, respectively, or $0.036 and $0.105 per common share and linked unit, compared to $7.5 million and $18.6 million, respectively, or $0.039 and $0.096 per common share for the third quarter and year to date of fiscal 2004. This represents a 60% increase in net income over the corresponding quarter in fiscal 2004 and an 85% increase for the nine months ended March 31. Assuming a constant exchange rate, the growth rate was 42% and 63%, respectively.

Third Quarter Highlights
The Company reported:

  The continuation of its merchant acquiring project during the third quarter, with an additional 1,140 Point of Service (“POS”) terminals installed during the quarter. Net1 had a total of 2,406 POS terminals at 1,441 locations as of March 31, 2005. The total transaction value processed through these terminals during the third quarter amounted to $45.5 million, compared to $10.6 million processed during the second quarter of fiscal 2005, a 329% increase;
  10.0 million payments were effected through transaction-based activities for the quarter, a 15% increase over the prior year third quarter;
  3.3 million smart card based accounts were active at March 31, 2005, compared to 2.9 million active accounts as of March 31, 2004, a 14% increase;
  The completion of the contract to supply Nedcor Bank with POS devices, pin-pads and smart cards, resulting in revenue of $2.7 million during the quarter;
  The extension of the contract with the Northern Cape provincial government to provide administration and payment of welfare grants in that province, until December 31, 2006; and
  The appointment of Mr. Alasdair Pein as a non-executive director to the Company’s board.

Use of Non-GAAP Financial Information
Management evaluates earnings per share on the basis that all outstanding shares were in issue since July 1, 2003, including the shares issued as a result of the Aplitec transaction. The Company believes that this measure is useful because this information will assist investors in comparing the Company’s financial performance between the periods presented.

The result of applying this Non-GAAP measure of 328.2 million shares when calculating earnings per share for the three and nine months ended March 31, 2005 is earnings per share of $0.035 and $0.102, respectively. The result of applying this Non-GAAP measure of 328.2 million shares when calculating earnings per share for the three and nine months ended March 31, 2004 is earnings per share of 0.025 and $0.063, respectively.

Management also applies a constant exchange rate of 6.3099 South African rand (“ZAR”) to one US dollar for the third quarter and year to date of fiscal 2004 and fiscal 2005. These financial measures are not in accordance with GAAP. The Company believes that these measures are useful because this information will assist investors in comparing the Company’s financial performance on a consistent basis.

The result of applying these Non-GAAP measures is revenue of $43.5 million and $131.3 million, respectively, for the third quarter and year to date of fiscal 2005 compared to $39.1 million and $101.1 million, respectively, in the prior year third quarter and year to date. For the third quarter and year to date of fiscal 2005, net income on this basis was $11.4 million and $33.5 million, respectively, compared to $8.1 million and $20.5 million, respectively, for the third quarter and year to date of fiscal 2004.

The following tables provide a comparison and indicate the reconciliation between the GAAP and non-GAAP financial information as presented above:

For the third quarter of fiscal 2005 and 2004

	Third Quarter 2005: GAAP	Third Quarter 2004: GAAP	Third Quarter 2005: non- GAAP	Third Quarter 2004: non- GAAP
ZAR : US $ exchange rate used for income and expense items	ZAR6.02=US$1	ZAR6.79=US$1	ZAR6.31=US$1	ZAR6.31=US$1

Revenue	$45.7 million	$36.3 million	$43.5 million	$39.1 million
Revenue growth	26%		11%

Net income	$12.0 million	$7.5 million	$11.4 million	$8.1 million
Net income growth	60%		42%

Number of shares used to calculate earnings per share	328.2 million	193.0 million	328.2 million	328.2 million
Earnings per share	$0.036	$0.039	$0.035	$0.025

For the year to date of fiscal 2005 and 2004

	Year to date 2005: GAAP	Year to date 2004: GAAP	Year to date 2005: non- GAAP	Year to date 2004: non- GAAP
ZAR : US $ exchange rate used for income and expense items	ZAR6.14=US$1	ZAR6.97=US$1	ZAR6.31=US$1	ZAR6.31=US$1

Revenue	$134.9 million	$91.5 million	$131.3 million	$101.1 million
Revenue growth	47%		30%

Net income	$34.4 million	$18.6 million	$33.5 million	$20.5 million
Net income growth	85%		63%

Number of shares used to calculate earnings per share	328.2 million	193.0 million	328.2 million	328.2 million
Earnings per share	$0.105	$0.096	$0.102	$0.063

About Net1 (www.net1ueps.com)
Net1 is a provider of technologies and systems that create a secure and affordable transacting channel between formal businesses and the “un-banked” and “under-banked” populations of developing countries which have no or limited access to traditional banking facilities. Net1 has developed the Universal Electronic Payment System (“UEPS”) that utilizes smart card technology to provide a fully integrated payment, switching and settlement system suitable for multiple applications and services meeting the requirements of the un-banked and under-banked populations. The Company, through its subsidiaries, employs the UEPS to add efficiency to a myriad of commercial activities that involve banking and payment systems, money transfers and other electronic data applications. The Company’s payment system enables its customers to effect transactions “off-line” in underdeveloped areas where traditional financial institutions and their services have limited penetration or are otherwise unavailable due to the lack of, or limited availability of, Automated Teller Machines (or “ATM”), POS, support and communications infrastructures.

This announcement may contain forward-looking statements pursuant to the “safe-harbor” provisions of the Private Securities Litigation Reform Act of 1995. These forward looking statements involve risks and uncertainties such as product demand, market and customer acceptance, the effect of economic conditions, competition, pricing, development difficulties, foreign currency risks, costs of capital, the ability to consummate and integrate acquisitions, and other risks detailed in the Company’s SEC filings, including, but not limited to, our most recent report on Form 10-K. The Company undertakes no obligation to revise any of these statements to reflect future circumstances or the occurrence of unanticipated events.

Contact William Espley at Net1 Investor Relations at:
Telephone: (604) 484-8750
Toll Free: 1-866-412-NET1 (6381)